EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 1, 2009, relating to the consolidated financial statements for the respective fiscal years (12 month period) ended December 31, 2006, February 29, 2008 and February 28, 2009 and the 2 month period ended February 28, 2007, which appears in OCZ Technology Group’s Company’s Registration Statement on Form 10, pursuant to Section 12(g) of the Exchange Act, File No. 000-53633, filed with the Securities and Exchange Commission on September 30, 2009, as amended.
Horwath Clark Whitehill LLP
London
Chartered Accountants
Registered Public Accounting Firm with the
Public Company Accounting Oversight Board
February 24, 2010